UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended August 31, 2023

Global Pharma Labs, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 24R-00072

Delaware	81-4041872

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

433 Estudillo Ave., Suite 206 San Leandro, CA	94577

(Address of principal executive offices)	(Zip Code)

925-876-8832

Registrant’s telephone number, including area code

Common Stock, par value $0.0001

(Title of each class of securities issued pursuant to Regulation A)

In this Annual Report, references to “Global Pharma Labs, Inc.”, “Global Pharma”, “we,” “us,” “our,” or the “company” mean Global Pharma Labs, Inc.

THIS ANNUAL REPORT MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE.

Item 1. Description of Business

Corporate History

Global Pharma Labs, Inc., a Delaware corporation (“the Company”) was incorporated under the laws of the State of Delaware on August 23, 2016.

On August 31, 2016 Sylvester L. Crawford was appointed as Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, President, Secretary, Treasurer, and Director.

On August 31, 2016 Kuo Liang Yang was appointed as Chief Medical Officer and Director.

On August 31, 2016 Ernest L. Bonner Jr. was appointed as Chief Communications Officer and Director.

On November 7, 2016 Ernest L. Bonner Jr. resigned from his position as Chief Communications Officer and Director. His resignation was not the result of any disagreement with the Company. He continues to act as a scientific advisor to the Company.

On February 1, 2023, the Company entered into an agreement with Vitan Dandum Global Pharma Labs Limited (“VDGPL”), a company organized in the Republic of Zambia, Africa. VDGPL is controlled and majority owned by our director Sylvester Crawford and minority owned by Silvester Mwanza., a citizen of Zambia. The Agreement contemplates the international sale of certain goods including medications, medical and dental supplies, raw materials, industrial supplies and manufactured goods. VDGPL plans to apply for a license in Zambia to engage in retail sale of pharmaceutical and other toilet articles. The Company agreed to pay VDGPL for licensing and office fees in Zambia until June 1, 2024. The total paid by the Company in 2023 was $32,000.

 On August 7, 2023, GPL Holdings, Inc., a Nevada corporation (“GPLL”), a company majority controlled by our director Sylvester Crawford entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Global Pharma Labs, Inc., and GPL Merger Sub, Inc., (“Merger Sub”) a Delaware corporation and a wholly owned subsidiary of GPLL. Upon the terms and subject to the satisfaction of the conditions described in the Merger, Merger Sub was merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of GPLL. The merger is intended to qualify as a tax-free reorganization for U.S. federal income tax purposes.

The effective time of the Merger was August 14, 2023, (“Effective Time”). The Merger Agreement was effected pursuant to Section 253 of the DGCL when Merger Sub filed a Certificate of Merger with the Secretary of State of the State of Delaware. Prior to the Effective Time and pursuant to Section 228 of the DGCL, and the bylaws of the Company, the Company received written consent by stockholders of the Company holding sufficient Company common stock to constitute the requisite stockholder approval.

As a result of the Merger, each share of our capital stock outstanding immediately prior to the effective time of the merger was automatically converted into the right to receive an equivalent amount of common stock of GPLL upon surrender of the certificate or uncertificated shares to Mountain Share Transfer, LLC, the Company’s transfer agent. The executed Merger Agreement is on file at 433 Estudillo Avenue, Suite 206, San Leandro, CA 94577. A copy of the Merger Agreement will be furnished by the Company on request, without cost to any stockholder of the constituent corporations. Notice of Merger and appraisal rights including shareholder consent agreement and Merger Agreement. were mailed to stockholders of Global Pharma Labs, Inc. on August 15, 2023. The nature of the Company’s business and plan of operations will remain the same. GPLL is quoted in the OTC MarketPlace under the ticker symbol GPLL

Business Information

The Company is a biopharmaceutical company  dedicated to developing new therapies and to providing low-cost quality healthcare products including prescription drugs , non- prescription drugs,  medical supplies, dental supplies, medical equipment, and dental equipment. Global Pharma Labs., Inc will seek to complete clinical trials of its osteoarthritis therapy and will additionally seek patents for several new  medication therapies , including new medication therapy of the following diseases:

    1. Onychomycosis

    2. Genital Herpes,  Cold Sores , Shingles

    3. Erectile Dysfunction

Present Plans

Our plan is to complete and file provisional patent applications with the U.S.P.T.O for the foregoing maladies. We plan to raise capital so we can fund the cost of the patent legal work and cover funding for a business license on behalf of our contractual business partner in Zambia Africa known as Vitam Dandum Global Pharma Labs Limited for the distribution of our anticipated pharmaceutical products.

Future Plans

We plan to apply for retail pharmacy and wholesale pharmacy license in the state of California in 2024. In order to implement our plan of operations for the next twelve-month period, we require a minimum of $500,000. Our director, Sylvester Crawford has informally agreed to provide paid in capital or loans to fund minimum operations. There is no written agreement between Mr. Crawford and the Company relating to funding our operations. We require at least $500,000 to further our business plan in 2024. However, we do not have the funding at this time to carry out any of these goals. We plan to file a Regulation CF or Regulation A offering statement in 2024 to achieve our goals.

Marketing and Sales

We currently have limited experience in marketing or selling pharmaceutical products. To market any of our products independently would require us to develop a sales force with technical expertise along with establishing commercial infrastructure and capabilities.

Employees

As of August 31, 2023, we have one scientific advisor who is considered an employee.

Currently, our employee has the flexibility to work with no minimum set hours per week, but informally has agreed to devote more time if necessary. Our Officers and Directors may be considered employees of the Company but they are not compensated for their services at this time.

We do not presently have pension, health, annuity, insurance, stock options, profit sharing, or similar benefit plans; however, we may adopt plans in the future. There are presently no personal benefits available to our officer and director.

Government Regulation

Clinical trials, the pharmaceutical approval process, and the marketing of pharmaceutical products, are intensively regulated in the U.S. and in all major foreign countries. Regulation by government authorities in the United States and foreign countries is a significant factor in the development, manufacture, distribution, marketing and sale of our proposed products and in our ongoing research and product development activities. All of our products will require regulatory approval by government agencies prior to commercialization. In particular, human therapeutic products are subject to rigorous preclinical studies and clinical trials and other approval procedures of the FDA and similar regulatory authorities in foreign countries. The process of obtaining these approvals and the subsequent compliance with appropriate federal and state statutes and regulations require the expenditure of substantial time and financial resources.

In the United States, various federal and state statutes and regulation also govern or influence testing, manufacturing, safety, labeling, storage, and record-keeping of human therapeutic products and their marketing. Recent federal legislation imposes additional obligations on pharmaceutical manufacturers regarding product tracking and tracing. In addition, federal and state healthcare laws restrict business practices in the pharmaceutical industry. These laws include, without limitation, federal and state fraud and abuse laws, false claims laws, data privacy and security laws, as well as transparency laws regarding payments or other items of value provided to healthcare providers.

●	The federal Anti-Kickback Statute makes it illegal for any person or entity, including a prescription drug manufacturer (or a party acting on its behalf) to knowingly and willfully, directly or indirectly, solicit, receive, offer, or pay any remuneration that is intended to induce the referral of business, including the purchase, order, lease of any good, facility, item or service for which payment may be made under a federal healthcare program, such as Medicare or Medicaid. For these purposes, the term “remuneration” has been broadly interpreted to include anything of value.

●	Federal false claims and false statement laws, including the federal civil False Claims Act, prohibits, among other things, any person or entity from knowingly presenting, or causing to be presented, for payment to, or approval by, federal programs, including Medicare and Medicaid, claims for items or services, including drugs, that are false or fraudulent or not provided as claimed.

●	The federal Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) created additional federal criminal statutes that prohibit among other actions, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private third-party payors, knowingly and willfully stealing from a healthcare benefit program, willfully obstructing a criminal investigation of a healthcare offense, and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Also, many states have similar fraud and abuse statutes or regulations that may be broader in scope and may apply regardless of payor, in addition to items and services reimbursed under Medicaid and other state programs. Additionally, to the extent that our products are sold in a foreign country, we may be subject to similar foreign laws.

●	HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act and their implementing regulations, requires certain types of individuals and entities to abide by standards relating to the privacy and security of individually identifiable health information, including the adoption of administrative, physical and technical safeguards to protect such information. In addition, certain state laws govern the privacy and security of health information in certain circumstances, some of which are more stringent than HIPAA and many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.

●	The federal Physician Payments Sunshine Act, which requires certain manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program, with specific exceptions, to report annually to the Centers for Medicare & Medicaid Services (“CMS”) information related to payments or other transfers of value made to physicians and teaching hospitals, and applicable manufacturers and applicable group purchasing organizations to report annually to CMS ownership and investment interests held by the physicians and their immediate family members.

●	There are also an increasing number of state laws that require manufacturers to make reports to states on pricing and marketing information. Many of these laws contain ambiguities as to what is required to comply with the laws. In addition, beginning in 2013, a similar federal law requires manufacturers to track and report to the federal government certain payments made to physicians and teaching hospitals made in the previous calendar year. These laws may affect our sales, marketing, and other promotional activities by imposing administrative and compliance burdens on us. In addition, given the lack of clarity with respect to these laws and their implementation, our reporting actions could be subject to the penalty provisions of the pertinent state, and soon federal, authorities.

Failure to comply with these laws, where applicable, can result in significant penalties, including the imposition of significant civil, criminal and administrative penalties, damages, monetary fines, disgorgement, individual imprisonment, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, contractual damages, reputational harm, diminished profits and future earnings, and curtailment of our operations, any of which could adversely affect our ability to operate our business and our results of operations.

Competition

The biotechnology and pharmaceutical industries are subject to rapid and intense technological change. We face, and will continue to face, competition in the development and marketing of our product candidates from biotechnology and pharmaceutical companies, research institutions, government agencies and academic institutions. Competition may also arise from, among other things:

●	other drug development technologies;

●	methods of preventing or reducing the incidence of disease, including vaccines; and

●	new small molecule or other classes of therapeutic agents.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Operating Results

Our net loss for the year ended August 31, 2023 was ($31,872) compared to ($25,190) for the year ended August 31, 2022. The net loss is attributed to general and administrative expenses and the decrease is directly related to a decrease in professional fees. We have not generated any revenue since inception.

Overview

On November 22, 2016, we entered into a license agreement with our Chief Executive Officer Sylvester L. Crawford in which we were granted an exclusive license to develop, manufacture, and commercialize Mr. Crawford’s patents and applications related to the development of “OA-sys,” a product candidate for osteoarthritis that is currently in the early stage of development.

Currently, OA-sys is in the preclinical stage of development and is not FDA approved at this time.

The status of Mr. Crawford’s patents filed with the United States Patent and Trade Office (“USPTO”) as of the filing date of this Form 1-K pursuant to our licensing agreement are as follows:

PATENT APPLICATIONS:

US 11/296,575 Status-Expired-Lifetime

US 09/270,962 Status-Expired-Lifetime

CA 2502397 Status-Abandoned

US 09/510,704 Status-Expired-Fee Related

US 10/271,117 Status-Abandoned

US 10/896,612 Status-Expired-Fee Related

US 11/096,260 Status-Expired-Fee Related

Patent Applications US 11/296,575 and US 09/270,962 no longer have any patent protection and cannot be revived. The result of which may be anyone can infringe, copy and utilize for commercial use or otherwise. Patent Nos. CA 2502397 and US 10/271,117 may be revived at the discretion of the USPTO. Patent Nos. US 09/510,704, US 10/896,612 and US 11/096,260 may be reinstated in to good standing with the USPTO at the discretion of the USPTO. However, there is no guarantee the USPTO will allow any of the abandoned and expired patents to be revived or reinstated. In addition, any other person or entity can now attempt to legally infringe on any of our patents. The result could force us into patent litigation to protect our licensing rights or otherwise into bankruptcy. Management plans to revive and reinstate if it can the abandoned/expired patents with the USPTO.

Plan of Operations

Our plan of operations for the next twelve months is to fund the operations of Vitan Dandum Global Pharma Labs Limited (“VDGPL”) and to achieve licensing to distribute our pharmaceutical products in Africa. The plan is to audit VDGPL and eventually merge VDGPL with the Company. In addition, we plan to open a retail pharmacy in California in 2024. To carry out our plan of operations, we will need to raise capital. We require at least $500,000 to move our business plan ahead. Our financing plan is to conduct a Regulation A offering or a Regulation CF offering.

Liquidity and Capital Resources

As of August 31, 2023, the company held $214 in cash. We generate no revenue. Our capital needs have primarily been met by our Chief Executive Officer, Sylvester L. Crawford. We will have additional capital requirements during 2024. We cannot assure that we will have sufficient capital to finance our growth and business operations or that such capital will be available on terms that are favorable to us or at all. We are currently incurring operating deficits that are expected to continue for the foreseeable future. Should our officers and or directors be unwilling to provide us funds we may have to seek other sources of financing, scale back operations, liquidate our assets, and or even cease operations entirely.

Item 3. Directors, Executive Officers, and Significant Employees

Biographical information regarding the officers and Directors of the Company, who will continue to serve as officers and Directors of the Company are provided below:

NAME	AGE	POSITION
Sylvester L. Crawford	86	Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, President, Secretary, Treasurer, Director
Kuo Liang Yang	77	Chief Medical Officer, Director

Sylvester L. Crawford - Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, President, Secretary, Treasurer, Director

Mr. Crawford graduated from Los Medanos Jr. College in 1972 with an Associate of Arts Degree. In 1983 he received his CCIM Designation (Certified Commercial Investment Member) for commercial real estate. In 1983 he founded and became President of Capital Investment Development Corporation, a company which developed and managed residential care facilities, until the Company’s dissolution in 1990. In 1997 Mr. Crawford founded, and became President of, Freshstart Mortgage, Inc., a company which originated loans for multiunit apartment dwellings, until 2007. In 2014 Mr. Crawford founded, and became President of, Medical Services, Inc., a company which provides office space, equipment and staff for Medical Doctors. Mr. Crawford continues to hold his position at Medical Services, Inc. to this day. Mr. Crawford is also a director and majority shareholder of Vitan Dandum Global Pharma Labs Limited, (“VDGPL”) , a Zambia corporation. His duties are advisory whereas Mr. Crawford consults Silvester Mwanza, also a director of VDGPL in connection with a licensing application by VDGPL for retail sale of pharmaceutical and medical goods, cosmetic and toilet articles in specialized stores.

Mr. Crawford devotes 50% of his time to the operations of Global Pharma Labs, Inc., with his current duties at Medical Services, Inc. Mr. Crawford’s experience leading Companies within the healthcare industry has led the board of directors to appoint him to the positions of President, Secretary, Treasurer, Chief Executive Officer, Chief Financial Officer, and Chief Accounting Officer.

Kuo Liang Yang - Chief Medical Officer, Director

Mr. Yang graduated from Fu Jen Catholic University with a Bachelor’s of Science in Biology in 1970 and he graduated from the University of Utah School of Pharmacy in 1976. From 1987 to 2010 Mr. Yang owned and operated Fruitvale Medical Center Pharmacy. Mr. Yang worked part-time as a staff pharmacist at Kaiser Hospital from 2006 until September, 2016.

Mr. Yang’s pharmaceutical experience has led the board of directors to appoint him to the position of Chief Medical Officer. Mr. Yang spends about 10% of his time advising the Company.

Summary Compensation Table:

Name and principal position (a)	As August 31, 2023 (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
Sylvester L. Crawford	(1)	-	-	-	-	-	-	-	$0

Kuo Liang Yang, Chief Medical Officer, Director	(1)	-	-	-	-	-	-	-	$0

1) Global Pharma Labs, Inc., a Delaware corporation ("the Company") was incorporated under the laws of the State of Delaware on August 23, 2016. The fiscal year end of the Company is August 31st.

Summary Compensation Table:

Name and principal position (a)	As August 31, 2022 (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
Sylvester L. Crawford	(1)	-	-	0	-	-	-	-	$0

Kuo Liang Yang, Chief Medical Officer, Director	(1)	-	-	0	-	-	-	-	$0

1) Global Pharma Labs, Inc., a Delaware corporation ("the Company") was incorporated under the laws of the State of Delaware on August 23, 2016. The fiscal year end of the Company is August 31st.

Item 4. Security Ownership of Management and Certain Security Holders

As of August 31, 2023, the Company had 1,000 shares of common stock and no shares of preferred stock issued and outstanding. The below table is as of August 31, 2023.

*Below percentages are rounded to the nearest hundredths place.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Common Stock Voting Percentage Beneficially Owned	Voting Shares of Preferred Stock	Preferred Stock Voting Percentage Beneficially Owned	Total Voting Percentage Beneficially Owned
Executive Officers and Directors
Sylvester L. Crawford	-	-	-	-	-
Kuo Liang Yang	-	-	-	-	-
5% Shareholders
GPL Holdings, Inc. *	1,000	100%	-	-	100%

* On August 14, 2023, The Company became a wholly owned subsidiary of GPL Holdings, Inc., a Nevada Corporation. All of the former shareholders of Global Pharma Labs, Inc. became the shareholders of GPL Holdings, Inc. Each former shareholder of Global Pharma Labs, Inc. received and equivalent amount of shares of GPL Holdings, Inc. The merger transaction was detailed by the Company in a Form 1-U filing on September 8, 2023.

Additional note:

- Sylvester L. Crawford is our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, President, Secretary, Treasurer, and Director.

- Ernest L. Bonner, Jr. is a scientific advisor to the Company.

We have no outstanding warrants or options.

Item 5. Interest of Management and Others in Certain Transactions

On August 31, 2016 Sylvester L. Crawford was appointed as Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, President, Secretary, Treasurer, and Director.

On August 31, 2016 Kuo Liang Yang was appointed as Chief Medical Officer and Director.

On August 31, 2016 Ernest L. Bonner Jr. was appointed as Chief Communications Officer and Director.

On August 31, 2016 BGT Irrevocable Trust was issued 11,000,000 shares of restricted common stock, LCMR Irrevocable Trust was issued 17,000,000 shares of restricted common stock, Kuo Liang Yang was issued 17,000,000 shares of restricted common stock, and DBT Irrevocable Trust was issued 5,500,000 shares of restricted common stock. The aforementioned shares of common stock were issued at par value (.0001) for services rendered to the Company, in particular for developing the Company’s business plan. No monies were paid for the shares.

On November 7, 2016 Ernest L. Bonner Jr. resigned from his position as Chief Communications Officer and Director. His resignation was not the result of any disagreement with the Company. He continues to act as a scientific advisor to the Company.

At this time our office space is provided to us rent free by our CEO and Director Sylvester Crawford. Our office space is located at 433 Estudillo Ave., Suite 206 San Leandro, CA 94577.

The Company plans to complete a reorganization with GPL Holdings, Inc., an SEC reporting entity controlled by our director Sylvester Crawford.

Item 6. Other Information

None.

Item 7. Financial Statements

Index to Financial Statements

Page(s)

Report of Independent Registered Public Accounting Firm M&K CPAS, PLLC (PCAOB ID 2738)	F2

Balance Sheets for the fiscal years ended August 31, 2023 and August 31, 2022	F3

Statements of Operations for the fiscal years ended August 31, 2023 and August 31, 2022	F4

Statements of Changes in Shareholders’ Equity (Deficit) for the fiscal years ended August 21, 2022 and August 31, 2023	F5

Statements of Cash Flows for the fiscal years ended August 31, 2023 and August 31, 2022	F6

Notes to Financial Statements for the year ended August 31, 2023	F7-F11

-F1-

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Global Pharma Labs, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Global Pharma Labs, Inc. (the Company) as of August 31, 2023 and 2022, and the related statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the two-year period ended August 31, 2023, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of August 31, 2023 and 2022, and the results of its operations and its cash flows for each of the years in the two-year period ended August 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company suffered losses from operations which raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are discussed in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which it relates.

Going Concern Consideration

As discussed in Note 3, the Company has a going concern due to a lack of sources of revenue to cover operating costs for the year ended August 31, 2022 and due to a working capital deficit and a stockholders’ deficit as of August 31, 2022. Auditing management’s evaluation of a going concern can be a significant judgement given the fact that the Company uses management estimates on future revenues and expenses, which are difficult to substantiate. To evaluate the appropriateness of the going concern, we examined and evaluated the financial information along with management’s plans to mitigate the going concern and management’s disclosure on going concern.

/s/M&K CPAS, PLLC
We have served as the Company’s auditor since 2018.

Houston, Texas

December 29, 2023

-F2-

Global Pharma Labs, Inc.

Balance Sheets

(Audited)

	August 31, 2023	August 31, 2022

ASSETS
Cash	$214	$4,452

TOTAL ASSETS	$214	$4,452

LIABILITIES & STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities

Accounts payable	$476	$-
Accrued expenses	8,000	17,500
Loan to company – related party	87,666	58,563
Total Current Liabilities	96,142	76,063
TOTAL LIABILITIES	96,142	76,063

Stockholders’ Equity
Preferred stock ($.0001 par value, 20,000,000 shares authorized; none issued and outstanding as of August 31, 2023 and August 31, 2022)	-	-

Common stock ($.0001 par value, 100,000,000 shares authorized, 50,603,900 shares issued and outstanding as of August 31, 2023 and August 31, 2022)	5,060	5,060
Additional paid-in capital	262,638	255,083
Accumulated deficit	(363,626)	(331,754)
Total Stockholders’ Equity	(95,928)	(71,611)

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY (DEFICIT)	$214	$4,452

The accompanying notes to the financial statements are an integral part of these financial statements.

-F3-

Global Pharma Labs, Inc.

Statements of Operations

	Year Ended August 31, 2023	Year Ended August 31, 2022
Operating Expenses
General and Administrative Expenses	24,317	16,300
Total Operating Expenses	24,317	16,300

Operating loss	$(24,317)	$(16,300)

Other Income(Expense)
Interest expense	(7,555)	(8,890)
Total Other Income(Expense)	-	-

Net Loss	$(31,872)	$(25,190)
Basic and Diluted Net Loss Per Common Share	$(0.00)	$(0.00)
Weighted average number of common shares outstanding- Basic and Diluted	$50,603,900	$50,603,900

The accompanying notes to the financial statements are an integral part of these financial statements.

-F4-

Global Pharma Labs, Inc.
Statements of Changes in Stockholders’ Equity (Deficit)

For the Years Ended August 31, 2022 and 2023

	Common Stock	Par Value Common Stock	Additional Paid-in Capital	Accumulated Deficit	Total

Balance as of August 31, 2021	50,603,900	$5,060	$220,757	$(306,564))	$(80,747)
Contributed capital	-	-	25,436	-	25,436
Imputed interest	-	-	8,890	-	8,890
Net loss	-	-	-	(25,190)	(25,190)
Balance as of August 31, 2022	50,603,900	$5,060	$220,757	$(306,564)	(80,747)
Imputed interest	-	-	7,555	-	7,555
Net loss	-	-	-	(31,872)	(31,872)
Balance as of August 31, 2023	50,603,900	$5,060	$262,638	$(363,626)	$(95,928)

The accompanying notes to the financial statements are an integral part of these financial statements.

-F5-

Global Pharma Labs, Inc.

Statements of Cash Flows

	Year Ended August 31, 2023	Year Ended August 31, 2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(31,872)	$(25,190)
Adjustment to reconcile net loss to net cash used in operating activities:
Imputed interest	7,555	8,890
Changes in current assets and liabilities:
Accounts payable	476	-
Accrued expenses	(9,500)	(18,200)
Net cash used in operating activities	(33,341)	(34,500)

CASH FLOWS FROM FINANCING ACTIVITIES
Loan to company – related party	$29,103	$11,413
Expenses contributed to capital	-	25,436
Net cash provided by financing activities	$29,103	$36,849

Net decrease in cash and cash equivalents	$(4,238)	$2,349
Cash and cash equivalents at beginning of period	4,452	2,103
Cash and cash equivalents at end of period	$214	$4,452
Cash paid for:
Interest	$-	$-
Income taxes	$-	$-

The accompanying notes to the financial statements are an integral part of these financial statements.

-F6-

Global Pharma Labs, Inc.

Notes to the Audited Financial Statements for the Year Ended August 31, 2023

Note 1 – Organization and Description of Business

Global Pharma Labs, Inc., a Delaware corporation (“the Company”) was incorporated under the laws of the State of Delaware on August 29, 2016 with the name Global Pharma Labs, Inc.

On August 7, 2023, GPL Holdings, Inc., a Nevada corporation (“GPLL”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Global Pharma Labs, Inc., a Delaware corporation (the “Company” or “Labs”), and GPL Merger Sub, Inc., (“Merger Sub”) a Delaware corporation and a wholly owned subsidiary of GPLL. Upon the terms and subject to the satisfaction of the conditions described in the Merger, Merger Sub was merged with and into Labs, with Labs surviving the merger as a wholly owned subsidiary of GPLL. The merger is intended to qualify as a tax-free reorganization for U.S. federal income tax purposes.

The effective time of the Merger was August 14, 2023, (“Effective Time”). The Merger Agreement was effected pursuant to Section 253 of the DGCL when Merger Sub filed a Certificate of Merger with the Secretary of State of the State of Delaware. Prior to the Effective Time and pursuant to Section 228 of the DGCL, and the bylaws of the Company, the Company received written consent by stockholders of the Company holding sufficient Company common stock to constitute the requisite stockholder approval.

As a result of the Merger, each share of Labs capital stock outstanding immediately prior to the effective time of the merger was automatically converted into the right to receive an equivalent amount of common stock of GPLL upon surrender of the certificate or uncertificated Shares to Mountain Share Transfer, LLC, the Company’s transfer agent. The executed Merger Agreement is on file at 433 Estudillo Avenue, Suite 206, San Leandro, CA 94577. A copy of the Merger Agreement will be furnished by GPLL on request, without cost to any stockholder of the constituent corporations. Notice of Merger and appraisal rights including shareholder consent agreement and Merger Agreement. were mailed to stockholders of Labs on August 15, 2023. The nature of the Company’s business and plan of operations will remain the same. GPLL is quoted in the OTC MarketPlace under the ticker symbol GPLL.

The Company has elected August 31st as its year end.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation

This summary of significant accounting policies is presented to assist in understanding the Company's financial statements. These accounting policies conform to accounting principles, generally accepted in the United States of America, and have been consistently applied in the preparation of the financial statements.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. In the opinion of management, all adjustments necessary in order to make the financial statements not misleading have been included. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. Cash and cash equivalents at August 31, 2023 and August 31, 2022 were $214 and $4,452, respectively.

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes.”  Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs.  A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations. No deferred tax assets or liabilities were recognized at August 31, 2023 and August 31, 2022.

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Basic Earnings (Loss) Per Share

The Company computes basic and diluted earnings (loss) per share in accordance with ASC Topic 260, Earnings per Share. Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the reporting period. Diluted earnings (loss) per share reflects the potential dilution that could occur if stock options and other commitments to issue common stock were exercised or equity awards vest resulting in the issuance of common stock that could share in the earnings of the Company.

The Company does not have any potentially dilutive instruments as of August 31, 2023 and August 31, 2022 and, thus, anti-dilution issues are not applicable.

Fair Value of Financial Instruments

The Company’s balance sheet includes certain financial instruments. The carrying amounts of current assets and current liabilities approximate their fair value because of the relatively short period of time between the origination of these instruments and their expected realization.

ASC 820, Fair Value Measurements and Disclosures, defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

- Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

- Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

- Level 3 - Inputs that are both significant to the fair value measurement and unobservable.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of August 31, 2023.   The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values due to the short-term nature of these instruments. These financial instruments include accrued expenses.

Related Parties

The Company follows ASC 850, Related Party Disclosures, for the identification of related parties and disclosure of related party transactions.

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Share-Based Compensation

ASC 718, “Compensation – Stock Compensation”, prescribes accounting and reporting standards for all share-based payment transactions in which employee services are acquired. Transactions include incurring liabilities, or issuing or offering to issue shares, options, and other equity instruments such as employee stock ownership plans and stock appreciation rights. Share-based payments to employees, including grants of employee stock options, are recognized as compensation expense in the financial statements based on their fair values. That expense is recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period).

The Company had no stock-based compensation plans as of August 31, 2023 and 2022.

The Company’s stock-based compensation for the periods ended August 31, 2023 and 2022 was $0 for both periods.

Recently Issued Accounting Pronouncements

Except for rules and interpretive releases of the SEC under authority of federal securities laws and a limited number of grandfathered standards, the FASB Accounting Standards Codification™ (“ASC”) is the sole source of authoritative GAAP literature recognized by the FASB and applicable to the Company.

We have reviewed the FASB issued Accounting Standards Update (“ASU”) accounting pronouncements and interpretations thereof that have effectiveness dates during the periods reported and in future periods. The Company has carefully considered the new pronouncements that alter previous generally accepted accounting principles and does not believe that any new or modified principles will have a material impact on the corporation’s reported financial position or operations in the near term. The applicability of any standard is subject to the formal review of our financial management and certain standards are under consideration.

Note 3 – Going Concern

The Company’s financial statements are prepared in accordance with generally accepted accounting principles applicable to a going concern that contemplates the realization of assets and liquidation of liabilities in the normal course of business.

The Company demonstrates adverse conditions that raise substantial doubt about the Company's ability to continue as a going concern for one year following the issuance of these financial statements. These adverse conditions are the accumulated deficit of $363,626, negative financial trends, specifically operating loss, and other adverse key financial ratios.

The Company has not established any source of revenue to cover its operating costs. Management plans to fund operating expenses with related party contributions to capital. There is no assurance that management's plan will be successful.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event that the Company cannot continue as a going concern.

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Note 4 – Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has net carryforward operating loss of $313,126 which begins expiring twenty years from when it was incurred. The Company has adopted ASC 740, “Accounting for Income Taxes”, as of its inception. Pursuant to ASC 740 the Company is required to compute tax asset benefits for non-capital losses carried forward. The potential benefit of the net operating loss has not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the loss carried forward in future years.

Significant components of the Company’s deferred tax assets and liabilities as of August 31, 2023 after applying enacted corporate income tax rates, is net operating loss carryforward of $65,756 and a valuation allowance of $(65,756) which is a total deferred tax asset of $0.

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carryforwards for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carryforwards may be limited as to use in future years.

We may incur future income tax for our open fiscal year which will end August 31, 2023. Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not.  In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company has incurred a net operating loss carryforward of $313,126 which begins expiring in 2036. The Company has adopted ASC 740, “Accounting for Income Taxes”, as of its inception. Pursuant to ASC 740 the Company is required to compute tax asset benefits for non-capital losses carried forward. The potential benefit of the net operating loss has not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the loss carried forward in future years.

Significant components of the Company’s deferred tax assets are as follows:

	August 31,

	2023	2022
Deferred tax asset, generated from net operating loss	$65,756	$59,063
Valuation allowance	(65,756)	(59,063)
	$—	$—

The reconciliation of the effective income tax rate to the federal statutory rate is as follows:

Federal income tax rate 21.0%	21.0%
Increase in valuation allowance (21.0%)	(21.0%)
Effective income tax rate 0.0%	0.0%

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carryforwards for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carryforwards may be limited as to use in future years.

Note 5 – Commitments and Contingencies

The Company follows ASC 450-20, Loss Contingencies, to report accounting for contingencies.  Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

Pursuant to the Company's active consulting agreement with V Financial Group, LLC, the Company will issue an additional 50,000 shares of its common stock to V Financial Group, LLC upon the successful release of a ticker symbol by FINRA to the Company.

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Note 6 – Shareholder Equity

Preferred Stock

The authorized preferred stock of the Company consists of 20,000,000 shares with a par value of $0.0001. The Company had no shares of preferred stock issued and outstanding as of August 31, 2023 and August 31, 2022.

Common Stock

The authorized common stock of the Company consists of 100,000,000 shares with a par value of $0.0001. There were 50,603,900 share issues and outstanding as of August 31, 2023 and August 31, 2022.

The Company did not have any potentially dilutive instruments as of August 31, 2023, thus, anti-dilution issues are not applicable.

Note 7 – Related-Party Transactions

Loan to Company – Related Party

During the year ended August 31, 2023 our Director transferred cash totaling $29,579 to the Company to cover operating expenses. These cash transfers are considered as a loan to the Company. The loan is non-interest bearing, unsecured and payable upon demand. As of August 31, 2023, the total loan balance payable to our Director was $87,666.

During the year ended August 31, 2022 our Director transferred cash totaling $11,413 to the Company to cover operating expenses. These cash transfers are considered as a loan to the Company. The loan is non-interest bearing, unsecured and payable upon demand. As of August 31, 2022, the total loan balance payable to our Director was $58,563.

Additional Paid-In Capital

During the year ended August 31, 2022, our Director paid expenses totaling $25,436 on behalf of the Company. These payments are considered as contributions to the Company with no expectation of repayment.

On August 31, 2023, the Company recorded imputed interest on the loans to the Company from our Director totaling $7,555, which was recorded as additional paid-in capital.

On August 31, 2022, the Company recorded imputed interest on the loans to the Company from our Director totaling $8,890, which was recorded as additional paid-in capital.

Office Space

At this time, our office space is provided to the Company rent free by our CEO and Director Sylvester Crawford.

Note 8 – Subsequent Events

None.

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Index to Exhibits

Exhibit No.	Description

1A-2A	Certificate of Incorporation dated August 23, 2016, as filed with the Delaware Secretary of State on August 29, 2016 *
1A-2B	By-laws *

 *Filed as an exhibit to our Offering Statement (1-A) on January 26, 2017.

Signatures

Pursuant to the requirements of Regulation A, the issuer has duly caused this Annual Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Global Pharma Labs, Inc.

Date:	December 29, 2023	By:	/s/ Sylvester L. Crawford
Sylvester L. Crawford, Chief Executive Officer

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Sylvester L. Crawford	Chief Executive Officer	December 29, 2023
Sylvester L. Crawford	(Principal Executive Officer)

/s/ Sylvester L. Crawford	Chief Financial Officer and Chief Accounting Officer	December 29, 2023
Sylvester L. Crawford	(Principal Financial Officer and Principal Accounting Officer)